United States

Securities And Exchange Commission

Washington, D.C. 20549

Form 8-K/A

(Amendment No. 1)

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 19, 2008

Dover Motorsports, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number 1-11929

Delaware	51-0357525
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

1131 N. DuPont Highway Dover, Delaware	19901
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (302) 883-6500

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Dover Motorsports, Inc. filed a Current Report on Form 8-K with the Securities and Exchange Commission on December 19, 2008 (the “Original Filing”) under Item 1.01 relating to two Sanction Agreements entered into by our wholly-owned subsidiary, Dover International Speedway, Inc. (“Speedway”), with the National Association for Stock Car Auto Racing, Inc. (“NASCAR”) pursuant to which Speedway will organize and promote two NASCAR Sprint Cup Series competitions in 2009. These two sanction agreements were attached as exhibits to the Original Filing as they represent agreements upon which the registrant’s business is substantially dependent.

We are filing this Amendment No. 1 on Form 8-K/A to correct an error in the amount of estimated live broadcast revenue to be received by Speedway associated with the 2009 NASCAR Sprint Cup Series competitions in the Original Filing. We reported in the Original Filing that Speedway would receive an estimated $13,664,000 for the May event and $11,316,000 for the September event. These amounts should have been reported at $12,297,000 and $10,185,000, respectively.

The text of Item 1.01 of the Original Filing follows with the corrected amounts.

Item 1.01 Entry Into Material Definitive Agreements.

The registrant’s wholly-owned subsidiary, Dover International Speedway, Inc. (“Speedway”), has entered into two Sanction Agreements with the National Association for Stock Car Auto Racing, Inc. (“NASCAR”) pursuant to which Speedway will organize and promote two NASCAR Sprint Cup Series competitions in 2009. These two sanction agreements are attached as exhibits to this Form 8-K as they represent agreements upon which the registrant’s business is substantially dependent.

Sanction agreements are entered into with NASCAR on an annual basis. Pursuant to the typical NASCAR sanction agreement, NASCAR grants its sanction to a promoter, such as Speedway, to organize, promote and hold a particular competition. The promoter sells tickets to the competition, sells or arranges for the sale of merchandise and concessions, and sells advertising, sponsorships and hospitality services. NASCAR conducts the competition, arranges for the drivers, and has sole control over the competition, including the right to require alterations to the promoter’s facility and the right to approve or disapprove any advertising or sponsorship of the promoter. NASCAR also has exclusive rights to exploit live broadcast and certain broadcast and intellectual property rights related to the competition, and exclusive rights to sponsorship and promotional rights relative to the series to which a particular competition belongs. The promoter must pay the sanction fee and purse monies and receives a share of the live broadcast revenue contracted for by NASCAR. The promoter is responsible for the condition of the facility, for compliance with laws, for control of the public, for fire and medical equipment and personnel, for security, for insurance and for providing facilities and services required by NASCAR officials and the live broadcast personnel.

The economic terms of the two sanction agreements between NASCAR and Speedway relative to its 2009 NASCAR Sprint Cup Series competitions are as follows: Total purse and sanction fee to be paid by Speedway - $6,150,000 for the May event and $5,539,000 for the September event. Estimated live broadcast revenue to be received by Speedway - $12,297,000 for the May event and $10,185,000 for the September event. Live broadcast revenue figures are based on the assumption that all events on the 2009 NASCAR Sprint Cup Series schedule take place and that all promoters will be entitled to their respective percentage allocations as set by NASCAR. Speedway is also entitled to share, along with other promoters, in income which NASCAR derives from exploiting certain broadcast and intellectual property rights. Revenue for such rights attributable to Speedway’s 2008 NASCAR Sprint Cup Series competitions amounted to approximately $800,000 and Speedway reasonably anticipates that it will receive no less than this amount for its 2009 NASCAR Sprint Cup Series competitions.

Concurrently with Speedway’s execution of the two NASCAR Sprint Cup Series Sanction Agreements, various other subsidiaries of the registrant entered into sanction agreements with NASCAR for the 2009 season. As sanction agreements are made in the ordinary course of the registrant’s business, these additional agreements need not be attached to this filing. The following is a complete listing of sanction agreements that were entered into with NASCAR:

Subsidiary	Event	Date
Dover International Speedway, Inc.	NASCAR Sprint Cup Series	May 31, 2009
	NASCAR Nationwide Series	May 30, 2009
	NASCAR Camping World Truck Series	May 29, 2009
	NASCAR Sprint Cup Series	September 27, 2009
	NASCAR Nationwide Series	September 26, 2009
	NASCAR Busch East Series	September 25, 2009

Nashville Speedway, USA, Inc.	NASCAR Nationwide Series	April 11, 2009
	NASCAR Nationwide Series	June 6, 2009
	NASCAR Camping World Truck Series	August 1, 2009

Memphis International	NASCAR Nationwide Series	October 24, 2009
Motorsports Corporation	NASCAR Camping World Truck Series	June 27, 2009

Gateway International	NASCAR Nationwide Series	July 18, 2009
Motorsports Corporation	NASCAR Camping World Truck Series	September 12, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dover Motorsports, Inc.

/s/ Denis McGlynn
Denis McGlynn
President and Chief Executive Officer

Dated: December 19, 2008